Exhibit 99.1

Kristine Miller Joins Cable ONE Board of Directors

September 16, 2019 - Phoenix, AZ -- (BUSINESS WIRE) -- Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today announced the election of Kristine E. Miller to the Company’s Board of Directors, effective immediately. Her election increases the size of the Board to 10 members.

Miller currently serves as SVP, Chief Strategy Officer for eBay, a global commerce leader and one of the world's largest online marketplaces. Prior to joining eBay, Miller was a Partner and Director at Bain & Company. She holds a Bachelor of Science degree in Chemical Engineering from Carnegie Mellon University and an MBA from the Stanford Graduate School of Business.

“We are delighted to welcome Kris to our Board during this exciting period of growth and change for Cable ONE,” said Julie Laulis, President and CEO of Cable ONE. “As a highly respected and seasoned executive with valuable experience in developing and driving strategy, M&A, and acquisition integration, Kris will further strengthen our Board’s breadth of talent, skills and diversity.”

Miller will serve on the Compensation Committee of the Board.

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About Cable ONE

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 800,000 residential and business customers in 21 states through its Sparklight™ and Clearwave brands. Sparklight provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Sparklight Business and Clearwave provide scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

CONTACTS:
Trish Niemann
Corporate Communications Director
602.364.6372
patricia.niemann@cableone.biz

Steven Cochran

CFO

investor_relations@cableone.biz